Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 19, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Reports to Shareholders of the American Century Investment Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
July 25, 2011